EXHIBIT 21

SUBSIDIARIES OF MANUGISTICS GROUP, INC.

Listed below are the significant subsidiaries of the Company as of February 28, 2006 and their jurisdictions of organization. All of these subsidiaries are wholly owned by the Company.

Name	State or Jurisdiction of Incorporation or Organization	Name Under Which Subsidiary Does Business

Manugistics, Inc.	Delaware	Manugistics, Inc.
Manugistics France S.A.S.	France	Manugistics France S.A.S.
Manugistics Limited	United Kingdom	Manugistics Limited
Manugistics Canada Company	Nova Scotia	Manugistics Canada Company
Manugistics (Deutschland) GmbH	Germany	Manugistics (Deutschland) GmbH
Manugistics European Holding Company B.V.	Netherlands	Manugistics European Holding Company B.V.
Manugistics Services, Inc.	Delaware	Manugistics, Inc.
Manugistics Japan K.K.	Japan	Manugistics Japan K.K.
Manugistics do Brasil Limitada	Brazil	Manugistics do Brasil Limitada
Manugistics Singapore PTE LTD	Singapore	Manugistics Singapore PTE LTD
Manugistics Australia Pty LTD	Australia	Manugistics Australia Pty LTD
Manugistics Holdings Delaware, Inc.	Delaware	Manugistics Holdings Delaware, Inc.
Manugistics Holdings Delaware II, Inc.	Delaware	Manugistics Holdings Delaware, Inc.
Manugistics Benelux	Belgium	Manugistics Benelux
Manugistics Services Mexico, S. de R.L. de C.V.	Mexico	Manugistics Services Mexico, S. de R.L. de C.V.
Manugistics Mexico, S. de R.L. de C.V.	Mexico	Manugistics Mexico, S. de R.L. de C.V.
Manugistics Nordic AB	Sweden	Manugistics Nordic AB
Manugistics Solutions Malaysia Sdn. Bhd.	Malaysia	Manugistics Solutions Malaysia Sdn. Bhd.
Manugistics Hong Kong Limited	Hong Kong	Manugistics Hong Kong Limited
Manugistics Consulting Services Shanghai Co. Limited	The People’s Republic of China	Manugistics Consulting Services Shanghai Co. Limited
STG Pacific (Pty) Limited	Australia	STG Pacific Pty. Limited
Manugistics Software Services (India) Private Limited	India	Manugistics Software Services (India) Private Limited